DISTRIBUTION AND SERVICE PLAN

EXHIBIT A

Fund	Effective Date
NuShares Enhanced Yield U.S. Aggregate Bond ETF	August 2, 2016
NuShares Short-Term REIT ETF	December 5, 2016
NuShares ESG Large-Cap Growth ETF	December 7, 2016
NuShares ESG Large-Cap Value ETF	December 7, 2016
NuShares ESG Mid-Cap Growth ETF	December 7, 2016
NuShares ESG Mid-Cap Value ETF	December 7, 2016
NuShares ESG Small-Cap ETF	December 7, 2016
NuShares Enhanced Yield 1-5 Year U.S. Aggregate Bond ETF	March 9, 2017
NuShares ESG Emerging Markets Equity ETF	May 16, 2017
NuShares ESG International Developed Markets Equity ETF	May 16, 2017
NuShares ESG U.S. Aggregate Bond ETF	September 24, 2017

Last updated: September 24, 2017